Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Essential Utilities, Inc. of our report dated April 1, 2020, relating to the consolidated financial statements of LDC Funding LLC and its subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, which appears in Essential Utilities, Inc.’s Current Report on Form 8-K filed on April 15, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

April 15, 2021